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                                                                    EXHIBIT 99
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PACIFICORP                                                        NEWS RELEASE
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Scott Hibbs, for investor inquiries, (503) 813-7222
Dave Eskelsen, for media inquiries, (801) 220-2447


July 31, 1998

ADJUSTMENTS PROPOSED IN PACIFICORP'S UTAH RATE CASE;
COMPANY WILL NOT APPEAL ALLOCATION ORDER

      Portland, OR - PacifiCorp (NYSE: PPW) announced today that the Utah Division of Public Utilities (DPU) has proposed adjustments as part of the company's general rate case that, if ultimately accepted by the Utah Public Service Commission (PSC), could result in a $57.4 million reduction in customer prices.

      The adjustments proposed by the DPU include reduction of the company's authorized rate of return on equity to 10 percent, removal of certain cost items from the company's filed financial results for 1997 and other financial adjustments. Other intervening parties have proposed similar types of adjustments that could result in an even larger reduction of customer prices.

      PacifiCorp's filed testimony requests no change in customer prices and proposes a new authorized rate of return on equity of 11.25 percent. The company submitted its financial results for 1997, the test year for the rate case, as part of its filed testimony.

      Commenting on the rate case, Richard O'Brien, PacifiCorp's Executive Vice President and Chief Operating Officer said, "The proposals included in our filed testimony are reasonable and fair. They continue our long-standing commitment to low prices and high quality service for our Utah customers."

      Prices for Utah customers have declined 23 percent in the past decade.

      Hearings for the case are scheduled for October, with a final order expected from the PSC by the end of the year. All of the proposed adjustments will be litigated by the Company and other parties before the PSC during the hearings.

      Any required adjustments to customer prices would be retroactive to February 1997, which is the date that the DPU and the Committee of Consumer Services in Utah filed a joint petition with the PSC requesting a general rate case.
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ALLOCATION ORDER
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      As previously reported, PacifiCorp received an order from the PSC changing the method for allocating costs among the seven states with retail customers served by PacifiCorp.

      The existing allocation method was established eight years ago after the 1989 merger between PacifiCorp and Utah Power by a task force of state and federal regulators from each of the company's jurisdictions and company officials.

      In the order, the PSC directs that Utah's electric prices be based on a method that allocates all costs evenly over the company's seven state jurisdictions without regard to whether the costs were incurred before or after the 1989 merger. The existing method allocated pre-merger costs to the company of origin and post-merger costs on a system-wide basis.

      The PSC ordered that the method change be phased in over five years through a straight-line method.

      The PSC order could reduce Utah customer prices by approximately $55 million per year once the order is fully phased in on January 1, 2001. $21 million of this reduction is included in the $57.4 million price reduction proposed by the DPU.

      The Company will not appeal this order.

      PacifiCorp, one of the lowest-cost electricity producers in the United States, is a multinational energy company with 1.4 million retail electric customers in the western United States and 550,000 customers in the Australian states of Victoria and New South Wales.

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